Exhibit 99.1
For Additional Information:
CytRx Corporation
CEOcast, Inc.
Dan Schustack
dschustack@ceocast.com
212-732-4300
CYTRX REPORTS 2006 FINANCIAL RESULTS
LOS ANGELES (April 3, 2007) — CytRx Corporation (Nasdaq: CYTR), a biopharmaceutical company engaged in the development and commercialization of human therapeutics, today reported financial results for the year ended December 31, 2006.
“We have made considerable progress in advancing the clinical development of our leading molecular chaperone amplification drug candidate arimoclomol, while establishing a world-class, ‘first in RNAi’ subsidiary based on our RNA interference (RNAi) assets,” said Steven A Kriegsman, President and CEO of CytRx. “Founded by world-renowned RNAi scientists, including Craig C. Mello, Ph.D., the 2006 Nobel Laureate for co-discovering RNAi, RXi Pharmaceuticals is building a significant portfolio of intellectual property that encompasses RNAi target sequences, chemical modifications, delivery to cells and field-specific licenses. I am confident that our RNAi assets are now in the most capable hands to leverage their potential and accelerate development of potential therapeutics addressing a range of diseases.
“Based on Phase IIa safety and tolerability results with orally-administered arimoclomol as a treatment for ALS, also known as Lou Gehrig’s disease, we announced in September 2006, our decision to move forward with additional clinical testing,” he added. “We expect to begin a Phase IIb efficacy trial in the second half of this year, subject to U.S. Food and Drug Administration (FDA) clearance. Preparations currently underway include a dose escalation safety and tolerability study in healthy volunteers. We plan to proceed with the highest safe dose determined in this trial for our Phase IIb efficacy trial protocol.
“We also announced late last year that arimoclomol treatment resulted in an acceleration of functional recovery from stroke damage in rat experimental models,” said Mr. Kriegsman. “We are currently conducting additional pre-clinical animal tests to determine if arimoclomol has a significant competitive advantage over other drug candidates that have failed in the clinic. If so, we may decide to begin clinical development to evaluate the therapeutic potential of arimoclomol for stroke recovery.”
REVIEW OF FINANCIAL RESULTS
For 2006, CytRx reported a net loss applicable to common stockholders of $17.2 million, or $0.25 per share, compared with a net loss applicable to common stockholders of $16.2 million, or $0.28 per share, for 2005. Revenue for 2006 was $2.1 million and consisted primarily of service revenue recognized from our 2006 royalty transaction with the ALS Charitable Remainder Trust. CytRx will continue to recognize the balance of the deferred revenue recorded from the royalty transaction with the ALS Charitable Remainder Trust on a dollar for dollar basis. CytRx earned an immaterial amount of revenue in 2005.
Research and development (R&D) expenses were $9.8 million for 2006, compared with $9.1 million for 2005. This increase was due primarily to higher expenses associated with the completion of the Phase IIa clinical trial for arimoclomol in 2006. General and administrative (G&A) expenses were $9.7 million for 2006, compared with $6.4 million a year earlier. The higher level of general and administrative expenses incurred in 2006 resulted from our ongoing Sarbanes-Oxley Act compliance efforts, an increase in administrative salaries and patent related legal expenses. In addition, on January 1, 2006, CytRx adopted Statement of Financial Accounting Standards No. 123(R) (SFAS 123(R)), “Share-Based Payment.” As a result, the Company recorded approximately $1.2 million in stock-based compensation expense for 2006. Results for 2005 do not include SFAS 123(R) compensation expenses.
As of December 31, 2006, cash and cash equivalents totaled $30.4 million, compared with $8.3 million as of December 31, 2005. The increase reflects net proceeds of approximately $12.4 million from the private sale of common stock and warrants to a group of institutional investors in March 2006 and $24.3 million from the privately-funded ALS Charitable Remainder Trust for a one-percent royalty interest in worldwide sales of arimoclomol for ALS. Working capital was $20.3 million as of December 31, 2006.
Since January 2007, CytRx has received approximately $11.1 million from the exercise of approximately 7.1 million warrants and 300,000 options.
2006 AND RECENT HIGHLIGHTS
RXi Pharmaceuticals
In January 2007, CytRx established RXi Pharmaceuticals Corporation (RXi), a majority-owned subsidiary based in Worcester, Massachusetts. CytRx contributed its RNAi assets to RXi, making it one of the few companies focused exclusively on developing and commercializing products based on RNAi technology. RXi’s mission is to build on CytRx’s RNAi therapeutics programs with an initial focus on type 2 diabetes, obesity, oncology and neurodegenerative diseases including ALS. Since the beginning of 2007 RXi has:
•	Formed a scientific advisory board including RNAi technology leaders Craig C. Mello, Ph.D., the 2006 Nobel Laureate for co-discovering RNAi; Tariq M. Rana, Ph.D., inventor of fundamental technology for stabilizing RNAi and of RNAi nanotransporters; Gregory J. Hannon, Ph.D., discoverer of RNAi mechanism (RISC) and short hairpin RNAi (shRNAi); and Michael P. Czech, Ph.D., a leader in the application of RNAi to diabetes and obesity.
•	Formed an exceptional management team including President and CEO, Tod Woolf, Ph.D., who co-invented and commercialized STEALTH™ RNAi; CFO, Jim Warren, former CFO of Aquila Biopharmaceuticals, Harvard BioScience and ActivBiotics and VP and Corporate Controller at Genzyme; VP of Pharmaceutical Development, Pamela Pavco, Ph.D., 14-year tenure at Sirna Therapeutics and a leader in bringing RNAi drug candidates from the bench into clinical trials.
•	Formed a five-member Board of Directors with RNAi, biopharmaceutical, corporate governance, finance and legal expertise.

•	Entered into new agreements with the University of Massachusetts Medical School (UMMS):
•	To license RNAi intellectual property for all therapeutic applications. The agreements include an exclusive therapeutic license with rights to sublicense for nanotransporters, which have been shown to deliver intact RNAi to a number of tissues in animal models.
•	Entered a master agreement that provides RXi option rights to license all unrestricted therapeutic RNAi technology developed at UMMS over the next three years, in return for cash payments and equity.
•	Entered into a non-exclusive worldwide research and therapeutic licensing agreement with Cold Spring Harbor Laboratory for their shRNAi technology. The licensed technology potentially allows for the more efficient triggering of RNAi and includes the use of shRNAis either delivered as RNA compositions or encoded by DNA constructs.
Arimoclomol Development
ALS Program:
•	Completed and met the primary endpoints of safety and tolerability in an 84-patient Phase IIa clinical trial at 10 centers with its lead small molecule drug candidate arimoclomol for the treatment of ALS, a life-threatening neurodegenerative disorder with no effective treatment.
•	Based on the results of the Phase IIa clinical study, CytRx plans to initiate a Phase IIb trial with arimoclomol in ALS in the second half of 2007, subject to FDA approval. CytRx believes that successfully demonstrating safety and efficacy in the Phase IIb clinical trial could be sufficient to support product registration with the FDA.
•	Initiated an open-label extension trial with arimoclomol for patients who had completed the Phase IIa clinical trial. Patients in the extension trial received arimoclomol at the highest of the three Phase IIa dose levels for up to an additional six months. The open-label extension trial is designed to provide additional long-term safety and tolerability data in combination with the current Phase IIa trial. Approximately 99 percent of the ALS patients who completed the Phase IIa clinical trial with arimoclomol elected to enroll in an open-label extension trial. The data from the open-label extension trial is expected to be announced in the second half of 2007.
•	Received $24.5 million in a non-dilutive agreement with the privately funded ALS Charitable Remainder Trust to continue development of arimoclomol for the treatment for ALS in return for a one-percent royalty from worldwide sales of arimoclomol for the treatment of ALS. The beneficiary of the ALS Charitable Remainder Trust is The Greater Los Angeles Chapter of The ALS Association.
•	Commenced a study in humans to determine the maximum tolerated dose of orally-administered arimoclomol as the next step toward developing a treatment for ALS and other indications. CytRx intends to proceed with this maximum dose in the Phase IIb efficacy trial for ALS, subject to FDA acceptance.
•	Announced that arimoclomol was granted orphan medicinal product status for the treatment of ALS by the European Commission, providing for market exclusivity in the European Union for 10 years in the event that arimoclomol receives marketing approval. This also offers incentives such as reduced fees for protocol assistance and scientific advice.

Stroke Research:
•	Presented new preclinical data demonstrating that orally-administered arimoclomol provided complete functional recovery of motor skills damaged by stroke in vivo. This early-stage data supports the potential of arimoclomol as a therapeutic treatment in multiple therapeutic indications.
•	Announced plans to initiate additional in vivo stroke functional recovery studies with arimoclomol in the first quarter of 2007 and to announce study results in the second quarter of 2007.
Industry and Research Publications
•	R&D Directions (March 2006): This pharmaceutical industry magazine featured arimoclomol as among the “100 Great Investigational Drugs in Development.” According to the publication, compounds on this list are distinguished as innovative, first-in-class or clearly advanced compared with marketed drugs.
•	Proceedings of the National Academy of Sciences (February 14, 2006): A scientific article in this peer-reviewed journal further validated the use of CytRx’s proprietary RNAi screening technology in identifying and validating novel drug targets. The article reports that silencing of certain drug targets in fat cells enhances glucose transport and insulin responsiveness, both of which are linked to obesity and type 2 diabetes.
•	The Journal of Clinical Investigation (January 2006): A research article in this peer-reviewed journal highlighted for the first time that RIP140 suppression by RNAi in cell culture enhances insulin responsiveness and oxidative metabolism.
Investment and Scientific Conference Presentations
CytRx management presented at the following investment community conferences:
•	Cowen and Company 27th Annual Health Care Conference (March 2007)

•	BIO CEO & Investor Conference (February 2007)

•	Roth Capital Partners 19th Annual Stock Conference (February 2007)

•	17th International Symposium on ALS/MND ( December 2006)

•	8th Annual Rodman & Renshaw Healthcare Conference (November 2006)

•	2006 BIO InvestorForum (October 2006)

•	UBS Global Life Sciences Conference (September 2006)

•	California Stock Report’s 2006 Southern California Investor Conference (August 2006)

•	Metabolic Diseases World Summit (May 2006)

•	UBS Global Pharmaceuticals Conference (April 2006)

•	BIO CEO & Investor Conference (February 2006)
Other Accomplishments
•	In February 2006, on behalf of CytRx, Mr. Kriegsman was bestowed the “Philanthropist of the Year” award by The Greater Los Angeles Chapter of The ALS Association.
•	In June 2006, CytRx was added to the Russell Microcap™ Index. Russell indexes are widely used by investment managers and institutional investors for index funds and as benchmarks for both passive and active investment strategies.
•	In September 2006, CytRx was awarded a Small Business Innovative Research (SBIR) grant of approximately $222,000 by the National Institute of Diabetes and Digestive and Kidney Diseases, a part of the National Institutes of Heath (NIH), based on the Company’s small molecule and structure-based drug design expertise.

•	In October 2006, Mr. Kriegsman received the Lou Gehrig Memorial Award from the Muscular Dystrophy Association, which was presented in recognition of CytRx’s dedication to finding a cure for ALS.
About Arimoclomol
Arimoclomol is one of CytRx’s orally-administered, small molecule compounds believed to function by amplifying a normal cellular protein repair pathway through the activation of “molecular chaperones.” Because damaged or misfolded proteins are thought to play a role in many diseases, CytRx believes that amplification of molecular chaperones could have therapeutic efficacy for a broad range of diseases. The FDA has granted Fast Track designation and Orphan Drug status to arimoclomol for the treatment of ALS. Arimoclomol has also been granted orphan medicinal product status for the treatment of ALS by the European Commission.
About ALS
ALS is a progressive degeneration of the brain and spinal column nerve cells that control the muscles that allow movement. Over a period of months or years, ALS causes increasing muscle weakness, inability to control movement and problems with speaking, swallowing and breathing. According to the ALS Survival Guide, 50 percent of ALS patients die within 18 months of diagnosis and 80% die within five years. More than 120,000 people are living with ALS worldwide.
About CytRx Corporation
CytRx Corporation is a biopharmaceutical research and development company engaged in the development of high-value human therapeutics. The Company owns three clinical-stage compounds based on its small molecule “molecular chaperone” co-induction technology. In September 2006 CytRx announced that arimoclomol was shown to be safe and well tolerated at all three doses tested in its Phase IIa clinical trial in patients with ALS. The Company plans to enter a Phase IIb clinical trial with arimoclomol in ALS in the second half of 2007, subject to U.S. Food and Drug Administration (FDA) acceptance. The FDA has granted Fast Track designation and Orphan Drug status to arimoclomol for the treatment of ALS and has also been granted orphan medicinal product status for the treatment of ALS by the European Commission. For more information on the Company, visit www.cytrx.com.
About RXi Pharmaceuticals Corporation
Worcester, Massachusetts-based RXi Pharmaceuticals Corporation, a majority-owned subsidiary of CytRx Corporation, is a biopharmaceutical research and development company that focuses on developing RNAi-based therapeutics for the treatment of human disease. RXi’s initial focus is on neurodegenerative diseases, oncology, type 2 diabetes and obesity. RXi has licenses to a diverse series of early patents and patent applications that were filed from 1998 to 2006 in the areas of RNAi target sequences, RNAi chemistry and RNAi delivery. The company was founded by CytRx and RNAi pioneers Craig Mello, Ph.D., 2006 Nobel Laureate for discovering RNAi and inventing RNAi therapeutics, Tariq M. Rana, Ph.D., inventor of fundamental technology for stabilizing RNAi and of RNAi nanotransporters, Greg Hannon, Ph.D., discoverer of RISC and shRNAi, and Michael Czech, Ph.D., a leader in the application of RNAi to diabetes and obesity. RXi’s CEO, Tod Woolf, Ph.D., previously co-invented and commercialized STEALTH™ RNAi, one of the most widely used second-generation RNAi research products.

About the University of Massachusetts Medical School
The University of Massachusetts Medical School, one of the fastest growing academic health centers in the country, has built a reputation as a world-class research institution, consistently producing noteworthy advances in clinical and basic research. The Medical School attracts more than $174 million in research funding annually, 80 percent of which comes from federal funding sources. Research funding enables UMMS scientists to explore human disease from the molecular level to large-scale clinical trials. Basic and clinical research leads to new approaches for diagnosis, treatment and prevention of disease. Visit www.umassmed.edu for additional information.
Forward-Looking Statements
This press release may contain forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Such statements involve risks and uncertainties that could cause actual events or results to differ materially from the events or results described in the forward-looking statements, including the risk that the results and achievements described herein related to CytRx’s clinical testing of its drug candidate arimoclomol for the treatment of ALS may not be supported by analysis of any subsequent clinical trials; uncertainties related to the scope of the clinical testing that may be required by regulatory authorities for CytRx’s molecular chaperone co-induction drug candidates, including arimoclomol, and its other product candidates, and the outcomes of those tests; the need for RXi to obtain significant financing in the coming months for which it does not yet have commitments; RXi’s need to raise significant capital to fund operations and development of its potential products; the need to establish management and other infrastructure for the RXi subsidiary; intense competition with other companies focused on RNAi and other larger companies with RNAi programs and with other existing or new therapeutic modalities; the early stage of development of RXi’s technology; the scope, timing and outcome of pre-clinical and clinical testing and regulatory review of CytRx’s and RXi’s potential products; and other risks and uncertainties described in CytRx’s most recently filed SEC documents, such as its most recent annual report on Form 10-K. All forward-looking statements are based upon information available to CytRx on the date the statements are first published. CytRx undertakes no obligation to publicly update or revise any forward- looking statements, whether as a result of new information, future events or otherwise.
[Tables to Follow]

CYTRX CORPORATION
CONSOLIDATED BALANCE SHEETS

	December 31,
	2006	2005
ASSETS
Current assets:
Cash and cash equivalents	$30,381,393	$8,299,390
Accounts Receivable	105,930	172,860
Prepaid insurance, current portion	189,193	192,797
Prepaid expenses and other current assets	44,130	122,809

Total current assets	30,720,646	8,787,856

Equipment and furnishings, net	252,719	352,641

Molecular library, net	283,460	372,973

Goodwill	183,780	183,780

Other assets:
Deposits and prepaid insurance expense	195,835	241,660

Total assets	$31,636,440	$9,938,910

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$955,156	$815,626
Accrued expenses and other current liabilities	2,722,478	1,639,922
Deferred revenue, current portion	6,733,350	—

Total current liabilities	10,410,984	2,455,548
Deferred revenue, non-current portion	16,075,117	275,000

Total liabilities	26,486,101	2,730,548

Commitment and contingencies
Stockholders’ equity:
Preferred Stock, $.01 par value, 5,000,000 shares authorized, including 5,000 shares of Series A Junior Participating Preferred Stock; no shares issued and outstanding	—	—
Common stock, $.001 par value, 125,000,000 shares authorized; 70,788,586 and 59,283,960 shares issued and outstanding at December 31, 2006 and 2005, respectively	70,789	59,284
Additional paid-in capital	146,961,657	131,790,932
Treasury stock, at cost (633,816 shares held, at December 31, 2006 and 2005, respectively)	(2,279,238)	(2,279,238)
Accumulated deficit	(139,602,869)	(122,362,616)

Total stockholders’ equity	5,150,339	7,208,362

Total liabilities and stockholders’ equity	$31,636,440	$9,938,910

CYTRX CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2006	2005	2004
Income:
License fees	$101,000	$101,500	$428,164

Grant revenue	105,930	—	—
Service revenue	1,858,772	82,860	—

	2,065,702	184,360	428,164

Expenses:
Research and development (includes non-cash stock compensation to consultants of $674,030, $219,718 and $1,387,645 in 2006, 2005, and 2004, respectively; employee stock option expense of $248,908 in 2006)	9,781,007	9,087,270	6,012,903
In-process research and development	—	—	3,021,952
General and administrative (includes non-cash stock compensation to consultants of $59,578, $366,753 and $1,977,330 in 2006, 2005 and 2004, respectively; employee stock option expense of $975,546 in 2006)	9,657,257	6,424,106	7,901,240
Depreciation and amortization	227,704	217,095	103,851

	19,665,968	15,728,471	17,039,946

Loss before other income	(17,600,266)	(15,544,111)	(16,611,782)
Other income:
Interest income	996,647	206,195	59,977
Gain on lease termination	—	163,604	—
Other expense	(3,205)	—	—

	(16,606,824)	(15,174,312)	(16,551,805)
Minority interest in losses of subsidiary	—	81,452	159,616

Net loss before provision for income taxes	(16,606,824)	(15,092,860)	(16,392,189)
Provision for income taxes	(145,000)	—	—

Net loss	(16,751,824)	(15,092,860)	(16,392,189)
Deemed dividend for anti-dilution adjustments made to outstanding common stock warrants	(488,429)	(1,075,568)	—

Net loss applicable to common stockholders	$(17,240,253)	$(16,168,428)	$(16,392,189)

Basic and diluted loss per share, as originally stated	$(0.25)	$(0.27)	$(0.48)

Basic and diluted loss per share, as restated	$(0.25)	$(0.28)	$(0.48)

Basic and diluted weighted average shares outstanding	68,105,626	56,852,402	34,325,636